Exhibit 99.6

SeraCare Life Sciences Strategic Acquisition Conference Call
Talking Points

SAFE HARBOR

Good morning and welcome to SeraCare Life Sciences’ conference call to discuss the signing of a definitive agreement between SeraCare and Linden LLC.  Before I turn the call over to Greg Gould, Interim President and Chief Executive Officer and Chief Financial Officer, I would like to caution all participants that certain of the statements in this conference call may constitute forward-looking statements, and as such may involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the future results expressed or implied by these forward-looking statements. In addition, forward-looking statements include statements in which we use words such as expect, believe, anticipate, intend or similar expressions.

The Company’s forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties.

Factors that could cause actual events not to occur as expressed in the forward-looking statements in this conference call include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company related to the proposed merger; the inability to complete the merger due to the failure to obtain shareholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals related to the merger; and the impact of the announcement or the closing of the merger on the Company’s relationships with its employees, existing customers or potential future customers, as well as other risk factors listed in our most recent annual report or Form 10-K filed with the SEC. Many of these factors are beyond our ability to control or predict.

With those cautionary reminders, I will now turn the call over to Greg Gould, Interim President and Chief Executive Officer and Chief Financial Officer. Mr. Gould – you may proceed.

GREG GOULD

•	Good morning, and thank you for attending the call.
•	This morning, I am very excited to announced that SeraCare has signed a definitive agreement to be acquired by an affiliate of Linden LLC—a Chicago-based private equity firm specializing in healthcare and life sciences.

•	The signing of this agreement completes a major initiative to translate our high quality products, services and blue chip customer base into significant value for shareholders.
•	Importantly, we believe Linden is a natural strategic fit for SeraCare’s customers and employees.
o	Linden brings a proven record of operating successful companies solely focused in the healthcare and life sciences industry.
o	I am confident they have a passion for SeraCare’s business and a strong interest in driving innovation.

PAUSE

•	When I assumed the role of Interim CEO last summer, the Board charged me with two key objectives—both fundamentally aimed at enhancing shareholder value.
o	1st - Change the trajectory of the Company’s financial performance, both top and bottom line, and create a culture of success at SeraCare.
o	2nd - Work closely with the Board to explore the full range of strategic alternatives.

I feel both of these goals have now been achieved.

PAUSE

•	Over the last 2 quarters, we have worked diligently to improve performance, as demonstrated in our most recent earnings, which we released last Friday.
•	As a direct result of the new sales strategy and Global Key Account Management Initiative, we have delivered strong financial performance for the first quarter of FY2012.
o	Revenues increased;
o	Sales from our largest customers increased;
o	Gross margins were up considerably;
o	We successfully closed new business; and
o	We continued to build on the strength of our balance sheet.

PAUSE

•	Actions we have taken over the last several months and progress we have made helped create options in the strategic alternative process.
•	Based upon our most recent financial success, we were able to present a very attractive platform to potential acquirers and, in turn, translate that into a significant, near-term value opportunity for shareholders.

PAUSE

To highlight the specifics of the Transaction

•	Holders of outstanding common shares of SeraCare will receive $4.00 per share in cash, representing a 25% premium to the 30-day volume-weighted average stock price.
•	Shareholder approval is required for this transaction.
•	The agreement has been unanimously approved by the SeraCare Board.
•	We will hold a special shareholder meeting to vote on the transaction, which is anticipated to close in the second calendar quarter of 2012.

In summary

•	I am proud of the transformation we have driven.
•	This success has enabled us to share this news with you today.
o	A great outcome to the strategic alternative process – the near term realization of the value that we have built here at SeraCare, with an attractive premium of 25% and a confidence that Linden is the best strategic fit after a diligent process.
•	On behalf of everyone at SeraCare and the Board, I would like to thank all of our shareholders for their support.

•	We would also personally like to thank our customers for their loyalty.
o	I believe through this transaction that SeraCare will continue to deliver the highest quality products and services going forward.
•	Finally, I would like to thank SeraCare’s employees for their steadfast commitment to exceeding our customers’ expectations, particularly over the last nine months in these times of change. Your focus has been impressive and played a central role in this accomplishment.
•	With the deal being signed just last night, I will try to answers as many questions as I can, but I ask for your patience as there will be some questions I cannot answer at this time.
•	With that, I will turn the call over to the operator for additional comments.

QUESTION AND ANSWER SESSION

GREG GOULD

•	Again, thank you for joining us.
•	Most importantly, thank you for your ongoing support of SeraCare over the years.
•	We are pleased to put before you today a transaction that maximizes shareholder value and which we believe will best meet the needs of our customers and employees.
o	A great outcome to the strategic alternative process – the near term realization of the value that we have built here at SeraCare, with an attractive premium of 25% based upon the volume-weighted average price of our stock over the last 30 days and a confidence that Linden is the best strategic fit after a diligent process.

With that, Operator, we are ready to close the call. Have a good day.